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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Texaco Inc.
Texaco Capital Inc.
Caltex Group of Companies:


We consent to the incorporation by reference in the Registration Statement on Form S-3 of Texaco Inc. and Texaco Capital Inc. of our report dated February 8, 1999, relating to the combined balance sheets of the Caltex Group of Companies as of December 31, 1998 and 1997 and the related combined statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in Texaco Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 and to the reference to our firm under the heading "Experts" in the prospectus.



                                              KPMG LLP
Dallas, Texas
April 9, 1999